Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated April 17, 2012, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

X-RITE, INCORPORATED

at

$5.55 Net Per Share

by

TERMESSOS ACQUISITION CORP.,

a wholly-owned subsidiary

of

DANAHER CORPORATION

Termessos Acquisition Corp., a Michigan corporation (“Purchaser”), and a wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Parent”), offers to purchase for cash all outstanding shares of common stock, par value $0.10 (“Shares”), of X-Rite, Incorporated, a Michigan corporation (the “Company”), at a price of $5.55 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 17, 2012 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering shareholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 14, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 10, 2012, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and each issued and outstanding Share (other than Shares owned by Parent or Purchaser) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes (the “Per Share Amount”). As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer, a number of Shares which, together with Shares then owned by Parent and Purchaser (if any), represents a majority of the issued and outstanding Shares on a fully diluted basis. The foregoing condition is referred to as the “Minimum Condition.” The Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company. The Offer is also subject to other conditions described in the Offer to Purchase, including the expiration or termination of any applicable waiting period or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the antitrust laws of Germany or Austria and any other material applicable foreign antitrust laws (collectively, the “Specified Antitrust Laws”). There are no appraisal rights available under Michigan law in connection with the Offer or the Merger.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

After careful consideration, the board of directors of the Company (the “Board of Directors”), has unanimously determined that the Per Share Amount, the Offer, the Merger, the terms of the Merger Agreement and the transactions contemplated by thereby are advisable, substantively and procedurally fair to, and in the best interests of the Company and its shareholders, and declared it advisable to enter into the Merger Agreement. Accordingly, the Board of Directors unanimously recommends that the Company’s shareholders tender their Shares to Purchaser in the Offer and, if required by applicable law, approve the adoption of the Merger Agreement.

The Company has granted to Purchaser an irrevocable option (the “Top-Up Option”), to purchase at the Per Share Amount up to the number of newly-issued Shares equal to the lowest number of Shares that, when added to the number of Shares held by Parent and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares outstanding immediately after the issuance of Shares pursuant to the Top-Up Option on a fully diluted basis. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to applicable Michigan law at a time when the approval of the Merger at a meeting of the Company’s shareholders would be assured because of Purchaser’s ownership of a majority of the Shares on a fully diluted basis following completion of the Offer.

Upon the terms and subject to the conditions set forth in the Merger Agreement, in the event that, following consummation of the Offer, any subsequent offering period or the exercise of the Top-Up Option, the number of Shares beneficially owned by Parent and Purchaser represent at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of shareholders of the Company, in accordance with Section 711 of the Michigan Business Corporation Act.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“NASDAQ”), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; provided that the Minimum Condition and certain other terms and conditions of the Offer described in the Offer to Purchase may be waived or modified by Purchaser only with the prior written consent of the Company.

The Merger Agreement provides that Purchaser will, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer.

Pursuant to the Merger Agreement, Purchaser must extend the Offer for one or more successive periods of no more than ten (10) business days ending no later than the End Date (as defined below) if any conditions to the Offer have not been satisfied or waived. The “End Date” means July 10, 2012, unless the only condition to the Offer that has not been satisfied as of such time is that any applicable waiting period or approval under the Specified Antitrust Laws has expired or been earlier terminated or obtained or that there is no governmental law or order preventing consummation of the Offer, in which case the “End Date” means January 10, 2013.

Following Purchaser’s acceptance of Shares tendered in the Offer, Purchaser may, without the consent of the Company, provide a subsequent offering period of between three and 20 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Per Share Amount therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer and, unless therefore accepted for payment as provided in the Offer to Purchase, tenders of Shares may also be withdrawn after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer to Purchase. Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. For a withdrawal of Shares to be effective, the Depositary must receive, at one of its addresses set forth on the back cover of the Offer to Purchase, a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Shareholders may call toll free (855) 305-0856

Banks and brokers may call collect (212) 297-0720

April 17, 2012

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